Exhibit 10.23

Sylvamo Corporation

2021 Executive Severance Plan

1.

Purpose and Background. The purpose of the Plan is to assist certain Company officers and executives in making a successful transition upon termination of employment by the Company without Cause, or by the officer or executive for Good Reason (as such terms are defined in the Plan).

2.	Definitions. For purposes of this Plan, the following words and phrases have the meanings specified below:

2.1	“Administrator” has the meaning set forth in Section 3.

2.2	“Base Salary” means the annual base salary rate of a Participant as of the last day of his or her employment with the Company.

2.3	“Board” means the Board of Directors of the Company.

2.4	“Bonus” means the actual annual cash incentive awards paid to a Participant for a particular performance year.

2.5	“Cause” has the meaning set forth in Section 4.1.

2.6	“Change in Control” means the occurrence of any one or more of the following:

(a)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, hereinafter the “Exchange Act”) becomes the “beneficial owner” (as defined in Rules 13d-1 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s voting stock representing 30% or more of the voting power of the Company’s outstanding voting stock, provided, however, that an employee of the Company or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings, or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan;

(b)

during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”) cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election, by the Company’s shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period;

(c)

the Company consolidates with, or merges with or into, any person, or any person consolidates with, merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding voting stock or voting stock of such person is converted into or exchanged for cash, securities, or other property, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, voting stock representing more than fifty percent (50%) of the voting power of the voting stock of the surviving person immediately after giving effect to such transaction;

(d)

the direct or indirect sale, lease, transfer, conveyance, or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; or

(e)	the shareholders of the Company approve a complete liquidation or dissolution of the Company.

2.7	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any successor thereto.

2.8

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.9	“Committee” means the Compensation Committee of the Board.

2.10	“Company” means Sylvamo Corporation.

2.11	“Continuation Benefits” has the meaning set forth in Section 7.2.

2.12

“Disability” means that, as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, a Participant is receiving income replacement benefits for a period of not less than three months under and accident and health plan covering employees of the Company.

2.13	“Eligible Executive” has the meaning set forth in Section 4.

2.14	“Good Reason” has the meaning set forth in Section 4.2.

2.15	“Participant” has the meaning set forth in Section 4.

2.16	“Participation Agreement” means a Participation Agreement substantially in the form attached hereto as Exhibit B.

2.17	“Plan” means this Sylvamo Corporation 2021 Executive Severance Plan, as described in this document and as amended or amended and restated from time to time.

2.18	“Pro Rata Bonus” has the meaning set forth in Exhibit A.

2.19	“Pro Rata Target Bonus” has the meaning set forth in Exhibit A.

2.20	“Qualifying Termination” has the meaning set forth in Section 4.

2.21	“Release” has the meaning set forth in Section 8.

2.22	“Retirement” means that a Participant has terminated employment after providing the Company with notice and has either attained the age of 55 with 10 years of services or the age of 65.

2.23	“Severance Payment” has the meaning set forth in Section 7.1 in accordance with the Severance Payment Table set forth in Exhibit A.

2.24

“Severance Period” means, with respect to each Participant, a number of full and/or partial years beginning on the date the Participant’s employment is terminated, which number shall be equal to the number by which under the terms of this Plan the Participant’s Base Salary is multiplied for purposes of calculating the Participant’s Severance Payment pursuant to Section 7.1.

2.25	“Target Bonus” means the target Bonus opportunity (including any deferred target Bonus opportunity) for the year of Qualifying Termination for the Participant on an annualized basis.

3.

Administration. The Plan shall be administered by the Committee, except that (a) for purposes of the participation of the Company’s Chief Executive Officer (“CEO”) in the Plan, the Plan shall be administered by the Committee and the other independent members of the Board established as a special committee of the Board for this purpose and (b) for purposes of Section 15, the Plan may be administered by the Committee or a person or persons appointed from time to time by the Committee, as determined by the Committee, which appointment may be revoked at any time by the Committee (as applicable, the “Administrator”). Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan to the extent permitted by law, and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable. Any reasonable decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive, and binding on all parties concerned.

4.

Eligibility; Certain Conditions to Payment. Eligibility under the Plan is limited to certain executives and officers of the Company who are employed in full-time positions in the Company’s businesses located in the U.S. (“Eligible Executives”). The Administrator in its sole discretion will, from time to time, select those Eligible Executives who will participate from time to time in the Plan (“Participants”) and will notify the Participants of such participation. Subject to the provisions of this Plan, Participants shall receive the Severance Payment and Continuation Benefits described in this Plan if the Participant’s employment with the Company is terminated (a) by the Company for a reason other than Cause, Disability, or death, or (b) by the Participant for Good Reason (any such termination, a “Qualifying Termination”). The provisions of this Plan shall not apply to any officer or executive who is covered by any other written employment, change in control, or severance agreement. Participants who receive a Severance Payment under this Executive Severance Plan shall not be eligible for a benefit under the Salaried Severance Plan for U.S. employees or its non-US equivalent.

4.1	Cause. For purposes of this Plan, the term “Cause” means termination upon:

(a)

The willful and continued failure by a Participant substantially to perform Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by the Participant for Good Reason) after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties; or

(b)	The willful engaging by a Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

(c)

For purposes of this definition of “Cause,” no act or failure to act, on a Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

Notwithstanding the foregoing, a Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a copy of the Company’s written finding (after reasonable notice to the Participant and an opportunity for the Participant, together with Participant’s counsel, to be heard before the Company) that in the good faith opinion of the Company the Participant was guilty of conduct set forth above under Subsection 4.1(a) or 4.1(b), and specifying the particulars thereof in detail.

4.2	Good Reason. For purposes of this Plan, the term “Good Reason” means the occurrence, without the Participant’s consent, of any one or more of the following events:

(a)

The assignment to a Participant of any duties with the Company (or with a successor or affiliated company) inconsistent with the Participant’s status as an executive, or a substantial adverse alteration in the nature or status of Participant’s responsibilities, from those in effect immediately prior to a Change in Control;

(b)	A reduction in a Participant’s base salary as in effect on the date hereof or as the same may be increased from time to time;

(c)

The failure by the Company to continue in effect any material compensation plan in which a Participant participates (including, but not limited to, the Company Long-Term Incentive Compensation Plan or Management Incentive Plan, each as in effect immediately prior to the Change in Control) or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue the Participant’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed immediately prior to the Change in Control;

(d)

Except for across-the-board reductions similarly affecting all executives of the Company and all executives of any person in control of the Company: (i) the failure by the Company to continue to provide a Participant with benefits substantially similar to those enjoyed by the Participant under any of the Company’s pension, savings, life insurance, medical, health, and accident or disability plans in which the Participant was participating at the time of the Change in Control, (ii) the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of the Change in Control, or (iii) the failure by the Company to provide a Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control;

(e)	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform all of the Company’s duties and obligations under this Plan;

(f)

Any purported termination of a Participant’s employment which is not affected pursuant to a Notice of Termination (as defined below); for purposes of this Plan, no such purported termination shall be an effective termination by the Company; or

(g)

The Company’s requiring a Participant to be based at a new place of work more than fifty (50) miles from the Participant’s place of work immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s present business travel obligations.

A Participant’s right to terminate employment pursuant to “Good Reason” shall not be affected by the Participant’s incapacity due to physical or mental illness.

Any termination of a Participant’s employment by the Company or by a Participant shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment which shall not be less than thirty (30) days or more than sixty (60) days after the date of delivery of the Notice of Termination.

5.

Equity Awards. This Plan does not alter or amend any vesting or other terms and conditions of any equity-based compensation awards under the Company’s equity incentive plan(s), which shall be governed by the terms and conditions set forth in the equity incentive plan(s) and separate written grant agreements.

6.

Notice. The Company or any Participant may terminate the Participant’s employment at any time for any reason by delivery of notice to the other party at least the number of days in advance of the date of termination as set forth in Section 7.1; provided, that if the Company terminates the Participant’s employment for Cause under Section 4.1, no advance written notice is required; and provided, further, that no communication, statement, or announcement shall be considered to constitute notice of termination of the Participant’s employment unless it is in writing and specifically recites that it is a notice of termination for purposes of this Plan.

7.	Severance Payment and Continuation Benefits.

7.1

Severance Payment. Subject to the provisions of this Plan, if the Participant experiences a Qualifying Termination, the Company, as severance, shall pay to the Participant an amount (the “Severance Payment”) as determined by the table set out in Exhibit A.

Subject to Sections 8 and 10, the Company shall pay such Severance Payment (other than the Pro Rata Bonus) in substantially equal monthly payments over the Severance Period; provided, that such payments shall begin no later than the sixty-fifth (65th) day following the Participant’s termination of employment and the first payment will include any monthly installment that would have been paid during the sixty-five (65) day period following the Participant’s termination of employment if the payments had begun on the first day of the Severance Period. The Company shall pay the Pro Rata Bonus, if any, at the same time as Bonuses are paid to other recipients for the year in which the Qualifying Termination occurs, but in no event later than March 15th of the year following the year in which the Qualifying Termination occurs.

(a)

As a condition of receiving the Severance Payment, the Participant shall remain employed in good standing until the earlier of (a) the termination date specified in the notice of termination provided for in Section 6, or (b) for so long as his or her services are required by the Company. With the mutual agreement of the Participant and the Company, the Participant may remain employed beyond the period described in the preceding sentence.

(b)

If Cause is determined to have existed during the Participant’s employment, and such determination is made within two (2) years following his or her termination of employment, or as otherwise required by law, the Company reserves the right, subject to Section 409A of the Code, to recoup any Severance Payment paid to the Participant.

7.2

Continuation Benefits. Subject to the provisions of this Plan, the Participant shall be entitled to continuation of group health coverage (including medical, dental, and vision benefits, to the extent permitted under the applicable plan), and the health care flexible spending account (to the extent required to comply with COBRA continuation coverage requirements) (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms and applicable law, and to the extent that such programs and plans are maintained by the Company, for the shorter of (x) the Severance Period or (y) eighteen (18) months following the date of the Participant’s termination of employment (the “Benefit Continuation Period”); provided, however, that the Participant pays the full cost of his or her coverage under such plans, except that the Participant shall pay only the required contributions for any health care continuation coverage required to be provided to or on behalf of the Participant under COBRA, on the same basis as any other plan participant electing similar COBRA continuation coverage under the Company health plan; and provided, further, that any such coverage shall terminate to the extent that the Participant obtains comparable benefits from any other employer during the Benefit Continuation Period. The Participant shall be reimbursed by the Company for the cost of the Continuation Benefits (except that the reimbursement for his or her required contributions for COBRA health care continuation coverage shall be reduced by an amount equal to the cost paid by an active employee for similar coverage under the Company health plan), and any such reimbursement shall be treated as taxable and reduced by applicable tax withholding.

7.3

Outplacement Benefits. Company shall reimburse Participant for all reasonable expenses incurred by Participant for professional outplacement services by qualified consultants selected by Participant during a period equal to the Severance Period following Participant’s Qualifying Termination, up to a maximum amount equal to $[•], payable within 30 days of Participant’s submission of appropriate documentation of such expenses.

8.	Release; Participation Agreement.

8.1

Release. A Participant shall only be entitled to receive the Severance Payment if, within sixty-five (65) days after the Participant’s termination of employment, he or she shall have executed and delivered (and, if applicable, not revoked) a release of claims against the Company (and its officers, directors, employees, affiliates, stockholders, etc.) in a form reasonably satisfactory to the Company in the Company’s sole discretion (the “Release”), and any applicable revocation period for the Release has expired within such sixty-five (65) day period without the Participant revoking the Release. The form of Release shall be delivered to the Participant by the Company at the time of, or within five (5) days after, the termination of the Participant’s employment. Should the Participant revoke all or any portion of the Release within any legally applicable revocation period, then the Participant will be treated hereunder as if he or she did not execute the Release and the Participant will not be entitled to any of the payments or benefits provided under Section 7.

8.2

Participation Agreement. No Eligible Executive shall be designated as a Participant, and no Participant shall be entitled to receive the Severance Payment, unless he or she shall have executed and delivered the Participation Agreement while employed with the Company, and such shall be in full force and effect. The Participation Agreement shall terminate without further action of the Company or a Participant if, prior to the termination of the Participant’s employment with the Company, the Participant ceases to be designated as a Participant.

8.3

Breach of Participation Agreement. If a Participant materially breaches any provision of the Participation Agreement or the Release, the Administrator may determine that he or she (i) will forfeit any unpaid portion of the Severance Payment or right to reimbursements under Section 7.2 hereof and (ii) will repay to the Company any portion of the Severance Payment or any reimbursements received pursuant to Section 7.2 hereof previously paid to him or her.

9.	Benefits in Respect of Short Term Incentives Upon Death, Disability, or Retirement.

9.1

Death or Disability. Unless otherwise provided in the Company’s Short-Term Incentive Plan, upon a Participant’s termination of employment due to death or Disability, the interrupted short-term incentive cycle in-process will be prorated assuming target level performance has been achieved and be paid out to the Participant or the Participant’s estate as soon as practicable. For the avoidance of doubt, the Participant or Participant’s estate will be paid an amount equal to the product of (A) the Target Bonus for the Participant (if any) for the year in which the termination of employment due to death or Disability occurs, multiplied by (B) a fraction (in no case greater than 1) the numerator of which is the number of days from (and including) the first day of the applicable performance period for such Bonus through (and including) the date of such termination of employment due to death or Disability and the denominator of which is the total number of days in the applicable performance period for such Bonus.

9.2

Retirement. Unless otherwise provided in the Company’s Short-Term Incentive Plan, upon a Participant’s termination of employment due to Retirement, the interrupted short-term incentive cycle in-process will be prorated based on actual performance achieved and be paid out to the Participant or the Participant’s estate as soon as practicable after the end of the performance period. For the avoidance of doubt, the Participant will be paid an amount equal to the product of (A) the Bonus actually earned by the Participant (if any) for the year in which the termination of employment due to Retirement occurs, multiplied by (B) a fraction (in no case greater than 1) the numerator of which is the number of days from (and including) the first day of the applicable performance period for such Bonus through (and including) the date of such termination of employment due to Retirement and the denominator of which is the total number of days in the applicable performance period for such Bonus.

10.	Section 409A.

10.1

Notwithstanding anything to the contrary contained in this Plan, the payments and benefits provided under this Plan are intended to comply with, or be exempt from, Section 409A of the Code and the applicable guidance and regulations thereunder (collectively, “Section 409A”), and the provisions of this Plan shall be interpreted such that the payments and benefits provided under the Plan are either exempt from, or are in compliance with, Section 409A. Notwithstanding the foregoing, neither the Company nor the Administrator has any obligation to take any action to prevent the assessment of any additional income tax, interest, or penalties under Section 409A on any person and none of the Company, its subsidiaries, or any of their employees, agents or representatives, including the Administrator, shall have any liability to any Participant with respect thereto. It is also intended that the terms “termination” and “termination of employment” and like terms as used herein shall constitute a “separation from service” within the meaning of Section 409A. The Administrator may modify the payments and benefits under this Plan at any time solely as necessary to avoid adverse tax consequences under Section 409A; provided, however, that this Section 9 shall not create any obligation on the part of the Administrator to make such modifications or take any other action.

10.2

Anything in the Plan to the contrary notwithstanding, each payment of the Severance Payment made to a Participant shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A.

10.3

Anything in the Plan to the contrary notwithstanding, if a Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Participant’s termination of employment, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Section 409A that the Participant is entitled to receive upon the Participant’s “separation from service” within the meaning of Section 409A and which otherwise would be payable during the six (6)-month period immediately following the Participant’s termination of employment will instead be paid, or commence to be paid, without interest, on the first regularly scheduled payroll date to occur on or after the seventh (7th) month following the Participant’s termination of employment (or, if earlier, the date of the Participant’s death).

10.4

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

11.	Withholding. The Company shall be entitled to withhold from payments to or on behalf of the Participant any amount of tax or other withholding required by law.

12.

Governing Law. This Plan shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law, except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

13.

Effect on Other Plans. This Plan supersedes in all respects any prior severance or termination benefit plan or policy of the Company that applies to Participants. Notwithstanding the foregoing, the Company and the Board reserve the right to adhere to other policies and practices that may be in effect for other groups of employees.

14.

Amendment and Modification of Plan. This Plan may be modified, amended, or terminated at any time by the Board without notice to Participants. Notwithstanding the foregoing, (a) for a period of two (2) years following a Change in Control, the Plan may not be discontinued, terminated, or amended in such a manner that decreases the Severance Payment payable to any Participant or that makes any provision less favorable for any Participant without the consent of the Participant, and (b) subject to Section 10 or as may otherwise be required to comply with Section 409A of the Code or Section 10D of the Securities Exchange Act of 1934, as amended, the Plan may not be modified, amended, or terminated in a manner adverse to Participants as of the date of the modification, amendment, or termination without six (6) months’ advance written notice of such modification, amendment, or termination (including modifying the eligibility of the Eligible Executives who are already Participants to participate in the Plan).

15.	Claims, Inquiries, and Appeals.

15.1

Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan, or inquiries about present or future rights under the Plan must be submitted to the Administrator in writing by an applicant (or his or her authorized representative), to as follows:

Vice President, Compensation & Benefits

c/o Sylvamo Corporation

6400 Poplar Avenue

Memphis, TN 38197

15.2

Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provisions upon which the denial is based, a description of any information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary, and an explanation of this Plan’s review procedure and the time limits applicable to such procedure, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 15.5 below.

This written notice will be given to the applicant within ninety (90) days after the Administrator receives the application, unless special circumstances require an extension of time, in which case the Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

15.3

Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within sixty (60) days after the application is denied (or deemed denied). The Administrator will give the applicant (or his or her representative) a reasonable opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records, and other information relating to the claim. A request for a review will be in writing and will be addressed to:

Vice President, Compensation & Benefits

c/o Sylvamo Corporation

6400 Poplar Avenue

Memphis, TN 38197

A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the applicant feels are pertinent. The Administrator may require the applicant to submit additional facts, documents, or other material as it may find necessary or appropriate in making its review.

Decision on Review. The Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the review. The Administrator will give prompt, written notice of its decision to the applicant. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific reasons for the denial, the specific Plan provisions upon which the decision is based, a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, and a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA. If written notice of the Administrator’s decision is not given to the applicant within the time prescribed in this Section 15.4, the application will be deemed denied on review.

15.4

Rules and Procedures. The Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

15.5

Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 15.1, (b) has been notified by the Administrator that the application is denied (or the application is deemed denied due to the Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 15.3, and (d) has been notified in writing that the Administrator has denied the appeal (or the appeal is deemed to be denied due to the Administrator’s failure to take any action on the claim within the time prescribed by Section 15.4).

16.

No Employment Rights. Neither this Plan nor the benefits hereunder shall be a term of the employment of any employee, and the Company shall not be obligated in any way to continue the Plan. The terms of this Plan shall not give any employee the right to be retained in the employment of the Company.

17.	Effective Date. This Plan shall become effective as of October 1, 2021.

EXHIBIT A

SEVERANCE PAYMENT TABLE

Participant	Severance Payment	Notice Period
#1. CEO (only in the event of a Qualifying Termination that occurs within two (2) years following a Change in Control)

1. [Two and one-half (2 1⁄2)] times the Participant’s Base Salary.

2. [Two and one-half (2 1⁄2)] times the Target Bonus.

3. An amount equal to the product of (A) the Target Bonus for the Participant (if any) for the year in which the Qualifying Termination occurs, multiplied by (B) a fraction (in no case greater than 1) the numerator of which is the number of days from (and including) the first day of the applicable performance period for such Bonus through (and including) the date of such Qualifying Termination and the denominator of which is the total number of days in the applicable performance period for such Bonus (such amount, the “Pro Rata Target Bonus”).

4. Outplacement benefits as described in Section 7.3 (“Outplacement Benefits”).

[90] days

#2. CEO (except as provided in #1 above)

1. [Two (2)] times the Participant’s Base Salary.

2. [Two (2)] times the Target Bonus.

3. An amount equal to the product of (A) the Bonus actually earned by the Participant (if any) for the year in which the Qualifying Termination occurs, multiplied by (B) a fraction (in no case greater than 1) the numerator of which is the number of days from (and including) the first day of the applicable performance period for such Bonus through (and including) the date of such Qualifying Termination and the denominator of which is the total number of days in the applicable performance period for such Bonus (such amount, the “Pro Rata Bonus”).

4. Outplacement Benefits

[90] days

#3. Senior Leadership Team (only in the event of a Qualifying Termination that occurs within two (2) years following a Change in Control)	1. [One and one-half (1 1⁄2)] times the Participant’s Base Salary. 2. [One and one-half (1 1⁄2)] times the Target Bonus. 3. An amount equal to the Pro Rata Target Bonus. 4. Outplacement Benefits	[90] days

#4. Senior Leadership Team (except as provided in #3 above)	1. [One (1)] times the Participant’s Base Salary. 2. An amount equal to the Pro Rata Bonus. 3. Outplacement Benefits	[90] days

EXHIBIT B

PARTICIPATION AGREEMENT

This Participation Agreement (the “Agreement”) dated [                ], is by and between Sylvamo Corporation, a Delaware corporation (the “Company”), and [                ] (“Executive”).

WHEREAS, Executive has accepted employment in a senior position with the Company and is a participant in the Company 2021 Executive Severance Plan, as may be amended or amended and restated from time to time (the “Severance Plan”); and

WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its senior leadership have reasonable restrictive covenants in place; and

WHEREAS, Executive agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing.

NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bonded thereby, the parties agree as follows:

1.	Executive has been informed and is aware that the execution of this Agreement is a necessary term and condition of Executive’s employment, continued employment, or receipt of severance payment.

2.

The term “Confidential Information” as used in this Agreement shall be broadly interpreted to include, without limitation, materials and information (whether in written, electronic, or other form and whether or not identified as confidential at the time of disclosure) concerning technical matters, business matters, business plans, operations, opportunities, plans, processes, procedures, standards, strategies, policies, programs, software, schematics, models, systems, results, studies, analyses, compilations, forecasts, data, figures, projections, estimates, components, records, methods, criteria, designs, quality control, research, samples, work-in-progress, prototypes, , materials, clients and prospective clients, customer lists, contracts, projects, suppliers, referral sources, sales, marketing, bidding, purchasing, personnel, financial condition, assets, inventory, accounts payable, accounts receivable, tax matters, books of account, financing, collections, intellectual property, trade secrets, and all other know-how and information of the Company or any subsidiary of the Company which has not been published or disclosed to the general public. While employed by the Company and at all times thereafter, Executive will keep Confidential Information, including trade secrets, confidential and shall not, directly or indirectly, use for himself or herself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive’s duties for the benefit of the Company or any subsidiary of the Company), any Confidential Information. At the termination of Executive’s employment, or at any other reasonable time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans, or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) containing Confidential Information, including trade secrets or any other information concerning Company’s business, including all copies, then in Executive’s possession or under Executive’s control whether prepared by Executive or others. Notwithstanding the foregoing, Company employees, contractors, and consultants may disclose trade secrets in confidence, either directly or indirectly, to a Federal, State, or local government official or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation suits for reporting a suspected violation of law may disclose related trade secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to Court order.

3.

In consideration of the Company’s obligations under this Agreement, Executive agrees that while employed by the Company and for a period of [one (1)] year thereafter, without the prior written consent of the Board of Directors of the Company (the “Board”), he or she shall not, directly or indirectly, as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender, or employee or in any other capacity, carry on, be engaged in, or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries. Notwithstanding the foregoing, if the Severance Plan is discontinued, terminated, or amended in such a manner that materially decreases the severance payment payable to Executive or that makes any provision materially less favorable for Executive without the consent of Executive, the restrictions set forth in this paragraph 3 shall not apply to Executive.

4.

In consideration of the Company’s obligations under this Agreement, Executive agrees that while employed by the Company and for a period of [one (1)] year thereafter, without the prior written consent of the Board, he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, (a) solicit or offer employment to or hire any person who is or has been employed by the Company or its subsidiaries at any time during the [twelve (12)] months immediately preceding such solicitation or (b) solicit or entice away or in any manner attempt to persuade any client, vendor, partner, customer, or prospective customer of the Company to discontinue or diminish his, her, or its relationship or prospective relationship with the Company or to otherwise provide his, her, or its business to any corporation, partnership, or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

5.

For purposes of this Agreement, an entity shall be deemed to be in competition with the Company if it enters into or engages in any business or activity that substantially and directly competes with the business of the Company. For purposes of this paragraph 5, the business of the Company is defined to be: the sale and manufacture of uncoated free sheet, printing papers, converting and specialty papers, and fluff pulp; in each case by the Company and its direct and indirect subsidiaries or affiliated or related companies. Notwithstanding this paragraph 5 or paragraph 8, nothing herein shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board.

6.

Executive agrees that he or she will not at any time make, directly or indirectly, any negative, derogatory, disparaging, or defamatory comment, whether written, oral, or in electronic format, to any reporter, author, producer, or similar person or entity or to any general public media in any form (including, without limitation, books, articles, or writings of any other kind, as well as film, videotape, audio tape, digital recording, computer/Internet format, social media, or any other medium) that concerns directly or indirectly the Company its business or operations, or any of its current or former agents, employees, officers, directors, customers, or clients. Executive understands that nothing in this section or this Agreement limits Executive’s ability to communicate with any government agencies or otherwise participate or cooperate with an investigation conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other similar agency, including providing documents or other information, without notice to the Company.

7.

Upon the termination of Executive’s employment for any reason, Executive, or his or her estate, shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his or her control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.

8.

Executive agrees that the covenant not to compete, the covenants not to solicit, and the covenant not to make disparaging comments are reasonable under the circumstances and will not interfere with his or her ability to earn a living or otherwise to meet his or her financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power, and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Agreement would irreparably injure the Company. Accordingly, Executive agrees that, in the event that a court enjoins Executive from any activity prohibited by this Agreement, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under the Severance Plan and Executive’s employment agreement with the Company (if any) and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

9.

Executive acknowledges and agrees that cash and equity incentive compensation paid in connection with this employment and any severance payments or benefits after the termination of Executive’s employment, including under the Sylvamo Corporation 2021 Executive Severance Plan, shall be subject to cancellation and recoupment by the Company, and shall be repaid by Executive to the Company, to the extent required by law, regulation or listing requirement, or by any Company policy adopted pursuant thereto.

10.

No waiver or modification of all or any part of this Agreement will be effective unless set forth in a written document signed by both the Company and Executive expressly indicating their intention to waive or modify the specified provisions of this Agreement. If the Company chooses not to enforce its rights in the event Executive breaches some or all of the terms of this Agreement, the Company’s rights with respect to any such breach shall not be considered a waiver of a future breach by Executive of this Agreement, regardless of whether the breach is of a similar nature or not.

11.

This Agreement accurately sets forth and entirely sets forth the understandings reached between Executive and the Company with respect to the matters treated herein. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this Agreement, they are specifically superseded by this Agreement and have no effect, except that any other restrictive covenant agreements by and between Executive and the Company shall remain in full force and effect. This Agreement is binding on Executive and the Company, and our respective successors, assigns, and representatives. This Agreement shall terminate without further action of the parties if, prior to the termination of Executive’s employment with the Company, Executive ceases to be designated as a Participant in the Severance Plan.

12.

Because of Company’s and Executive’s substantial contacts with the State of Tennessee, the fact that Company’s headquarters is located in Tennessee, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, and Company’s making and execution of this Agreement in Tennessee, the parties agree that the Agreement shall be interpreted and governed by the laws of the State of Tennessee, without regard for any conflict of law principles. The parties agree that the exclusive venue and jurisdiction for any litigation concerning or arising out of or based on this Agreement shall be the federal and state courts located in Tennessee. The parties expressly consent to the personal jurisdiction and venue of said courts. The provisions of this paragraph shall not restrict the ability of Company or Executive to enforce in any court any judgment obtained in Tennessee federal or state court.

IN WITNESS WHEREOF, and the Company and Executive have executed this Agreement on the date(s) noted next to their respective signatures.

SYLVAMO CORPORATION	EXECUTIVE

By:	By:
Title:	Title:
Date:	Date: